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                                                                   Exhibit 99.2


                                PRESS INFORMATION


ATLANTIC BANK OF NEW YORK                          YONKERS FINANCIAL CORPORATION
960 AVENUE OF THE AMERICAS                         6 EXECUTIVE PLAZA
NEW YORK, NY 10001                                 YONKERS, NY 10701




             ATLANTIC BANK OF NEW YORK TO ACQUIRE YONKERS FINANCIAL
                 CORPORATION FOR $29 PER SHARE OR $ 69.6 MILLION


NEW YORK, NY, NOVEMBER 14, 2001-- Atlantic Bank of New York and Yonkers Financial Corporation (NASDAQ: YFCB) jointly announced today that they have signed a definitive agreement whereby Atlantic Bank will acquire Yonkers Financial Corporation for an aggregate purchase price of approximately $69.6 million in cash or $29.00 per share for each common share outstanding of YFCB. Upon completion of the transaction, The Yonkers Savings & Loan Association, FA, will merge into Atlantic Bank of New York.

At September 30, 2001 Yonkers Financial had total assets of $571.1 million and deposits of $389.5 million. Yonkers Financial operates through nine branch locations in Westchester and Dutchess Counties. The acquisition will be treated as a purchase for financial reporting purposes and is expected to close in the first half of 2002, pending regulatory and Yonkers Financial shareholder approvals. Under the definitive agreement, a termination fee is payable to Atlantic Bank if the transaction is not completed under certain circumstances. In addition, Yonkers Financial has granted Atlantic Bank an option to purchase under certain conditions shares of Yonkers Financial common stock equal to 19.9% of Yonkers Financial's currently outstanding common stock.

"The acquisition of Yonkers Financial represents a unique opportunity to expand Atlantic Bank's retail branch presence and our small- to middle- market business franchise in the Westchester and Dutchess County markets," stated Thomas M. O'Brien, President and Chief Executive Officer of Atlantic Bank. "Our focus on providing a high degree of personalized attention to our clients, together with our expansive line of consumer and commercial services, will provide an increased array of financial solutions to an expanded customer base," added
Mr. O'Brien.


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Commenting on the transaction, Mr. Richard F. Komosinski, Yonkers Financial's
President and CEO, stated, "The combination of these two quality financial organizations is good news for our shareholders, employees, customers and community. Our shareholders receive the certainty of an attractive fixed cash price for their shares, our employees gain new career path opportunities and our customers and neighbors receive access to a broader array of commercial bank products and services. I know that our tradition of providing superb service to our customers will be greatly enhanced by the combination of these two customer-focused companies."

Yonkers Financial brings to Atlantic Bank a customer base of about 18,000 households and direct access to the extremely attractive Westchester and Dutchess County markets comprising more than 460 thousand consumer households and over 44 thousand businesses. Atlantic expects to retain all of Yonkers' branch locations and to continue operating them with the same staff that customers have come to know and trust. "Atlantic Bank looks forward to building on the solid reputation that Yonkers Financial has established in its distinguished 113-year history of providing financial services to its customers and communities," Mr. O'Brien said.

The transaction is subject to approval of the stockholders of Yonkers Financial, approval of the appropriate regulatory authorities and the satisfaction of other conditions. In connection with the transaction, Gould Investors, LP, beneficial owner of 362,300 shares or approximately 16.3% of the outstanding common stock of Yonkers Financial and with whom Mr. Fredric Gould, a director of Yonkers Financial, is affiliated, has entered into an agreement to vote all such shares in favor of the transaction.

Established in 1926, Atlantic Bank of New York is one of the top 25 commercial banks serving the New York area. With over $2.0 billion in assets, Atlantic Bank is a full-service commercial bank providing a comprehensive range of financial services to small- and mid-sized businesses, commercial real estate investors and consumers. The bank has branch offices in Manhattan, Queens, Brooklyn, Long Island, and in Boston, Massachusetts. Atlantic Bank is a member of the global financial network of the National Bank of Greece (NYSE: NBG), which has more than $45 billion in assets and operates in 16 countries.


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Yonkers Financial Corporation was organized in 1995, as the holding company for
The Yonkers Savings & Loan Association, FA. The Association currently serves the financial needs of communities in its market area through four traditional retail offices and one lending center located in Yonkers, New York and five in-store branches, located in Wappingers Falls, Yorktown Heights, Mt. Vernon, Cortlandt Manor and Poughkeepsie, New York. The Company's stock trades on The NASDAQ Stock Market under the symbol "YFCB".

This news release contains various forward-looking statements consisting of estimates with respect to the financial condition, results of operations and business of the company and the bank. These estimates are subject to various factors that could cause actual results to differ materially from these estimates. These factors include, but are not limited to, (i) the effect that an adverse movement in interest rates could have on net interest income,
(ii) changes in customer preferences for the company's products and services,
(iii) changes in national and local economic and market conditions, (iv) higher than anticipated operating expenses, (v) a lower level of or higher cost for deposits or a higher cost for borrowings than anticipated, (vi) changes in accounting principles, policies or guidelines, and (vii) legislation or regulations adversely affecting the bank or the company.

CONTACT:

ATLANTIC BANK OF NEW YORK
ANTHONY J. MORRIS
DIRECTOR OF MARKETING,  SVP
212-714-7579

YONKERS FINANCIAL CORPORATION
RICHARD F. KOMOSINSKI
PRESIDENT
914-965-2500